EXHIBIT 10.2

CONFIDENTIAL SEPARATION AGREEMENT

1.   This Confidential Separation Agreement (this “Agreement”) is between James T. Quist (“Quist”) and CarePayment Technologies, Inc., an Oregon corporation (the “Company”), and is effective as of December 31, 2011.  Quist is employed by the Company pursuant an Employment Agreement dated February 10, 2010 (the “Employment Agreement”) and serves as the Executive Chairman, Chief Executive Officer and President of the Company.

2.   The parties agree that Quist has submitted his resignation as an officer and employee of the Company and that Quist’s formal employment with the Company will terminate effective December 31, 2011 (the “Separation Date”).  This Agreement is intended to set forth certain terms and conditions that will apply to Quist as a result of his termination of employment.  In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Employment Agreement, the terms of this Agreement will control.

3.   The Company agrees to provide Quist with the following benefits:

(a)           Quist will continue to be paid his Base Salary at his current rate through December 31, 2012. Payment of the Base Salary continuation amounts will be in accordance with the Company’s ordinary payroll procedures, including deduction of appropriate withholding and employment taxes as required by law.  The parties agree that Quist will not receive any additional payment for Incentive Compensation or for any vacation/PTO time (whether accrued or unused).

(b)           Quist will continue to participate in the Company’s group health insurance plan through December 31, 2012 or, if earlier, the date that Quist is covered under another employer-sponsored plan.  Thereafter, Quist may elect to continue to participate in the Company’s group health insurance plan in accordance with federal COBRA law.  Quist’s participation in the Company’s health insurance plan will be subject to the same employee contribution requirements as are currently in effect.

(c)           Quist may continue to use his current office in the Company’s San Francisco office space until March 31, 2012. Thereafter, the parties will mutually agree on terms for use.

(d)           The parties acknowledge that this Section 3 sets forth all the benefits to be provided by the Company.  There are no additional entitlements to payment under any bonus practice or plan maintained by the Company or any future payment under any 401(k) plan or other retirement plan maintained by the Company, provided that Quist’s currently vested benefits under the Company’s 401(k) plan are not affected by this Agreement.

4.   The parties acknowledge that Quist was granted an option to purchase 698,678 shares of the Company’s Common Stock pursuant to the Company’s 2010 Stock Incentive Plan (the “Option”).  The Option has vested and is currently exercisable by Quist as to 465,786 shares (the “Vested Option Shares”).  The Option is scheduled to vest as to an additional 232,892 shares on February 10, 2012 (the “Unvested Option Shares”).  Notwithstanding the termination of Quist’s employment hereunder and any provision to the contrary in the 2010 Stock Incentive Plan or the Stock Option Agreement, the Unvested Option Shares will vest and become exercisable on February 10, 2012.  Quist may exercise the Option as to the Vested Option Shares and the Unvested Option Shares at any time on or before June 30, 2012. Quist will not have a future right or opportunity to participate as a purchaser in future private placements of the Company’s equity as described in Section 6 of Exhibit 1 of the Employment Agreement.

5.   The obligation of the Company to provide the benefits set forth in Section 3 above, and the right of Quist to exercise the Option, is specifically conditioned upon the full compliance by Quist of his obligations under this Agreement and the obligations set forth in Sections 13 and 14 of the Employment Agreement relating to disclosure of information, noncompetition and nonsolicitation.

6.   The parties agree that, during the period from the Separation Date through December 31, 2012, Quist will not be required to perform services on behalf of the Company on a regular, full-time basis; however, Quist will make himself available to assist the Company and its personnel on an as-needed basis as follows: (i) telephone consultations with business and legal personnel employed by the Company or its affiliates regarding past transactions and client interactions in which Quist had involvement, (ii) assisting such personnel in retrieving or locating any of Quist’s former business files or documentation, whether in paper or electronic format, or (iii) serving as a fact or expert witness in any legal, governmental or other regulatory proceeding, dispute or controversy relating to a Company or affiliate transaction or other matter in which Quist had significant involvement..

7.   The Company agrees to permit Quist to keep the cellular telephone and computer that he brought with him when he started his employment, provided, however that Company removes all confidential Company documents and data from such cellular telephone and computer.  With the exception of the cellular telephone and computer discussed herein, Quist represents that he has surrendered or will surrender upon request all Company property in his possession, building access cards and corporate credit cards. Quist also brought personal office furniture to SF office and Company will pay to move this equipment to another local location should that be required.  Quist represents that there are no outstanding or unsubmitted requests for reimbursement of expenses to which he is entitled and that he has not incurred any obligations on behalf of the Company or an affiliate that are not now reflected on the books and records of the Company or its affiliates.

8.   Quist will continue to serve as a director of the Company until his successor has been appointed.  Quist hereby resigns as an officer and/or director of CP Technologies LLC, Vitality Financial, Inc. and Moore Electronics, Inc. Upon request of the Company, Quist will execute appropriate documents to reflect his resignation as an officer of the Company and as an officer or director of CP Technologies LLC, Vitality Financial, Inc. and Moore Electronics, Inc. and any other affiliates or related entities of the Company.

9.   Quist agrees that he will not at any time disclose to any person, company or other entity, any knowledge or confidential or proprietary information concerning the operation and management of the Company’s business and affairs.  Such information includes, without limitation, (a) financial information or information concerning the Company’s financial condition, (b) information concerning the Company’s existing or prospective customers, and (c) information concerning the Company’s suppliers and relationships with suppliers.

10.   Neither the Company nor Quist will make any malicious, disparaging or false remarks to third parties regarding the personal, professional or business character or reputation of the other (or, in the case of the Company, regarding an affiliate of the Company) and, in the case of the Company or any affiliate, regarding their respective businesses, products, services, officers, directors or employees.

11.   In exchange for the benefits and agreements described above, Quist and his successors and assigns release and absolutely discharge the Company and other affiliated entities, their shareholders, directors, managers, members, employees, agents, successors and assigns of and from any and all claims, actions and causes of action which Quist now has, or at any other time had, or will or may have against the Company based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date hereof, including, but not limited to, any claims of wrongful discharge or age, sex, race, national origin, physical or mental disability, medical condition, sexual orientation or other discrimination under the federal Age Discrimination in Employment Act, the federal Americans with Disabilities Act, the federal Civil Rights Act of 1964, as amended, and, where applicable, the Oregon Fair Employment Act, the Oregon Labor Code, or any other federal, state or local law.

12.   In accordance with the Older Workers' Benefit Protection Act (the "Act"), Quist acknowledges that (1) he has been and hereby is advised in writing to consult with an attorney prior to executing this Agreement; (2) he is aware of certain rights to which he may be entitled under the Act; and (3) as consideration for executing this Agreement, Quist has received additional benefits and compensation of value to which he would otherwise not be entitled.  Quist acknowledges that he has been given a period of at least 21 days from the date of receipt for consideration of this offer. Quist further acknowledges that he has a period of 7 days from the date immediately following the date of execution of this Agreement in which he may revoke this Agreement by written notice to the Company.  In the event Quist does not exercise his right to revoke this Agreement, this Agreement shall become effective on the date immediately following the 7-day waiting period described above.

13.   Quist agrees that he will not directly or indirectly disclose any of the terms of this Agreement or any communication or information which relates to this Agreement, directly or indirectly, to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law.

14.   The prevailing party will be entitled to recover from the losing party its reasonable attorney fees and costs incurred in any lawsuit, arbitration or other legal proceeding, including an appellate or bankruptcy proceeding, brought to enforce any right arising out of this Agreement.

15.   This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral.  This Agreement may not be altered or amended except by a written document signed by each of the parties hereto.

16.   This Agreement shall be construed in accordance with and governed by the statutes and common law of the State of Oregon.  Any disputes now or hereafter arising in connection with the execution or operation of this Agreement, regardless of whether such disputes arise in contract, tort or otherwise, shall be governed and determined by the applicable laws of the State of Oregon. The parties hereby irrevocably submit to the jurisdiction of any state or federal court sitting in Portland, Oregon.  Each party waives any objection which it may now or hereafter have to a laying of venue in any such action or proceeding in any such forum regardless of any future change of place of residence, and also waives any claim that any such forum is an inconvenient forum.  Each party agrees that it shall not bring suit or action upon this Agreement in the courts of any other jurisdiction.  Each party also irrevocably waives the right to a trial by jury in connection with any action brought to construe or enforce this Agreement.

17.   Quist acknowledges that he has read the terms of this Agreement and fully understands and voluntarily accepts these terms for the purposes of making a full, final, and complete settlement and eliminating all claims which have been or could have been asserted by Quist against the Company or its affiliates.  Quist has had the opportunity to consult with counsel of his choosing prior to executing this Agreement.  Each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including, without limitation, any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party who drafted it.  Other than as described in this Agreement, the Company has made no other commitments or representations.

18.   This Agreement may be signed in counterparts.  Facsimile signatures or signatures delivered by electronic means shall be considered original signatures for purposes of this Agreement. At the request of any party, the parties will confirm facsimile or electronically transmitted signatures by signing an original document.

CarePayment Technologies, Inc.

/s/ James T. Quist	By: /s/ Brian A. Oliver
James T. Quist	Brian A. Oliver, Director

Date: 31 December, 2011	By: /s/ Patricia J. Brown
Patricia J. Brown
Assistant Secretary